                            EMPOWER VARIABLE ANNUITY
                        FORTIS BENEFITS INSURANCE COMPANY

             SUPPLEMENT DATED JANUARY 27, 2003 TO THE PROSPECTUS AND
              STATEMENT OF ADDITIONAL INFORMATION DATED MAY 1, 2002

On January 15, 2003, shareholders approved a reorganization of certain Funds offered under your Contract. Effective January 24, 2003, these Funds, each called a "Target Fund" below, were reorganized into a corresponding "Acquiring Fund." As a result, all assets and liabilities of each Target Fund were transferred into the corresponding Acquiring Fund, and shareholders of each Target Fund received shares of the corresponding Acquiring Fund.

TARGET FUND                                   REORGANIZED INTO        ACQUIRING FUND
Hartford International Stock II HLS Fund      Hartford International Opportunities HLS Fund
Hartford Global Equity HLS Fund               Hartford Global Leaders HLS Fund
Hartford Blue Chip Stock II HLS Fund          Hartford Growth and Income HLS Fund
Hartford Investors Growth HLS Fund            Hartford Growth and Income HLS Fund
Hartford American Leaders HLS Fund            Hartford Stock HLS Fund

As a result, if any of your Contract Value was allocated to a Target Fund within your Contract, that Contract Value is now allocated to the corresponding Acquiring Fund, and the prospectus for your Contract is amended as follows:

All information relating to the Hartford International Stock II HLS Fund, Hartford Global Equity HLS Fund, Hartford Blue Chip Stock II HLS Fund, Hartford Investors Growth HLS Fund, and Hartford American Leaders HLS Fund is removed from the prospectus and statement of additional information.

The following Sub-Accounts and underlying Funds are added to the cover page of the prospectus:

- HARTFORD INTERNATIONAL OPPORTUNITIES HLS FUND SUB-ACCOUNT which purchases class IA shares of Hartford International Opportunities HLS Fund

- HARTFORD STOCK HLS FUND SUB-ACCOUNT which purchases class IA shares of Hartford Stock HLS Fund

- HARTFORD CAPITAL APPRECIATION HLS FUND SUB-ACCOUNT which purchases class IA shares of Hartford Capital Appreciation HLS Fund

The Annual Fund Operating Expenses table in the Fee Table along with corresponding footnotes is replaced with the following:

                         ANNUAL FUND OPERATING EXPENSES
                            AS OF THE FUND'S YEAR END
                         (As a percentage of net assets)

                                                                                                     TOTAL FUND
                                                                  MANAGEMENT          OTHER           OPERATING
                                                                     FEES            EXPENSES         EXPENSES
-------------------------------------------------------------------------------------------------------------------
Hartford Money Market HLS Fund                                       0.45%            0.04%             0.49%
--------------------------------------------------------------------------------------------------------------------
Hartford U.S. Government Securities HLS Fund                         0.44%            0.03%             0.47%
--------------------------------------------------------------------------------------------------------------------
Hartford Bond HLS Fund                                               0.47%            0.04%             0.51%
--------------------------------------------------------------------------------------------------------------------
Hartford Multi-Sector Bond HLS Fund                                  0.75%            0.08%             0.83%
--------------------------------------------------------------------------------------------------------------------
Hartford High Yield HLS Fund                                         0.78%            0.03%             0.81%
--------------------------------------------------------------------------------------------------------------------
Hartford International Opportunities HLS Fund                        0.73%            0.08%             0.81%
--------------------------------------------------------------------------------------------------------------------
Hartford International Stock HLS Fund                                0.85%            0.12%             0.97%
--------------------------------------------------------------------------------------------------------------------
Hartford Global Leaders HLS Fund                                     0.74%            0.07%             0.81%
--------------------------------------------------------------------------------------------------------------------
Hartford Advisers HLS Fund                                           0.63%            0.04%             0.67%
--------------------------------------------------------------------------------------------------------------------
Hartford Stock HLS Fund                                              0.46%            0.03%             0.49%
--------------------------------------------------------------------------------------------------------------------
Hartford Value Opportunities HLS Fund                                0.69%            0.04%             0.73%
--------------------------------------------------------------------------------------------------------------------
Hartford Capital Opportunities HLS Fund                              0.90%            0.15%             1.05%
--------------------------------------------------------------------------------------------------------------------
Hartford Growth and Income HLS Fund                                  0.75%            0.04%             0.79%
--------------------------------------------------------------------------------------------------------------------
Hartford Index HLS Fund                                              0.40%            0.04%             0.44%
--------------------------------------------------------------------------------------------------------------------
Hartford Blue Chip Stock HLS Fund                                    0.88%            0.04%             0.92%
--------------------------------------------------------------------------------------------------------------------
Hartford Large Cap Growth HLS Fund                                   0.90%            0.05%             0.95%
--------------------------------------------------------------------------------------------------------------------
Hartford MidCap Stock HLS Fund                                       0.90%            0.07%             0.97%
--------------------------------------------------------------------------------------------------------------------
Hartford Growth Opportunities HLS Fund                               0.62%            0.04%             0.66%
--------------------------------------------------------------------------------------------------------------------
Hartford Small Cap Value HLS Fund                                    0.87%            0.05%             0.92%
--------------------------------------------------------------------------------------------------------------------
Hartford Small Cap Growth HLS Fund                                   0.64%            0.05%             0.69%
--------------------------------------------------------------------------------------------------------------------
Hartford Capital Appreciation HLS Fund                               0.64%            0.05%             0.69%
--------------------------------------------------------------------------------------------------------------------


The following is added to the Example at the end of the Fee Table:

----------------------------------------------------------------------------------------------------------------------------------
                        IF YOU SURRENDER YOUR CONTRACT:   IF YOU ANNUITIZE YOUR CONTRACT:   IF YOU DO NOT SURRENDER YOUR CONTRACT:
----------------------------------------------------------------------------------------------------------------------------------
Sub-Account             1 YEAR 3 YEARS 5 YEARS 10 YEARS   1 YEAR 3 YEARS 5 YEARS 10 YEARS   1 YEAR 3 YEARS 5 YEARS 10 YEARS
----------------------------------------------------------------------------------------------------------------------------------
Hartford International
Opportunities HLS Fund    22      68     116     249        21      67     115     248        22      68     116     249
-------------------------------------------------------------------------------------------------------------------------------
Hartford Stock
HLS Fund                  19      58      99     215        18      57      98     214        19      58      99     215
-------------------------------------------------------------------------------------------------------------------------------
Hartford Capital
Appreciation HLS Fund     21      64     110     236        20      63     109     235        21      64     110     236
-------------------------------------------------------------------------------------------------------------------------------

The following is added to the "General Contract Information" section under "The Funds":

Hartford International Opportunities HLS Fund, Hartford Stock HLS Fund and Hartford Capital Appreciation HLS Fund are series of Hartford Series Fund, Inc., a separate Maryland corporation registered with the Securities and Exchange Commission as an open-end management company. HL Investment Advisors, LLC serves as the investment adviser, and Wellington Management Company, LLP ("Wellington Management") serves as the investment sub-adviser.

HARTFORD INTERNATIONAL OPPORTUNITIES HLS FUND -- Seeks growth of capital by investing primarily in stocks issued by non-U.S. companies. Sub-advised by Wellington Management.

HARTFORD STOCK HLS FUND -- Seeks long-term growth of capital, with income as a secondary consideration, by investing primarily in stocks. Sub-advised by Wellington Management.

HARTFORD CAPITAL APPRECIATION HLS FUND -- Seeks growth of capital by investing primarily in stocks selected on the basis of potential for capital appreciation. Sub-advised by Wellington Management.

Under the section entitled "Accumulation Unit Values" the following paragraph is added:

There is no information for Hartford International Opportunities HLS Fund, Hartford Stock HLS Fund and Hartford Capital Appreciation HLS Fund Sub-Accounts because as of December 31, 2001, the Sub-Accounts had not commenced operation.

In the Statement of Additional Information, under the "Performance Tables" section, the following is added in alphabetical order to the "Standardized Average Annual Total Return for the Year Ended December 31, 2001":

-------------------------------- --------------------- ------------- -------------- -------------- -------------
                                     SUB-ACCOUNT                                                        SINCE
SUB-ACCOUNT                         INCEPTION DATE         1 YEAR        5 YEAR         10 YEAR       INCEPTION
-------------------------------- --------------------- ------------- -------------- -------------- -------------
Hartford International
Opportunities HLS Fund                 7/2/1990           -22.74%        -2.67%          1.83%         0.72%
-------------------------------- --------------------- ------------- -------------- -------------- -------------
Hartford Stock HLS Fund               10/14/1987          -16.32%         7.93%         10.11%         8.49%
-------------------------------- --------------------- ------------- -------------- -------------- -------------
Hartford Capital Appreciation
HLS Fund                              10/14/1987          -11.09%        11.77%         13.43%          N/A
-------------------------------- --------------------- ------------- -------------- -------------- -------------

In the Statement of Additional Information, under the "Performance Tables" section, the following is added in alphabetical order to the "Non-Standardized Average Annual Total Return for the Year Ended December 31, 2001":

-------------------------------- --------------------- ------------- -------------- -------------- -------------
                                                                                                        SINCE
SUB-ACCOUNT                       FUND INCEPTION DATE      1 YEAR        5 YEAR         10 YEAR       INCEPTION
-------------------------------- --------------------- ------------- -------------- -------------- -------------
Hartford International
Opportunities HLS Fund                  7/2/1990          -19.74%         0.09%          4.29%          3.53%
-------------------------------- --------------------- ------------- -------------- -------------- -------------
Hartford Stock HLS Fund                 8/31/1977         -13.32%         9.99%         12.03%         12.48%
-------------------------------- --------------------- ------------- -------------- -------------- -------------
Hartford Capital Appreciation
HLS Fund                                4/2/1984           -8.09%        13.96%         15.19%          N/A
-------------------------------- --------------------- ------------- -------------- -------------- -------------



  THIS SUPPLEMENT SHOULD BE RETAINED WITH THE PROSPECTUS FOR FUTURE REFERENCE.


HV-4548
333-43805